Exhibit 4.6

FORM OF 6.375% PERPETUAL CAPITAL SECURITIES

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

The rights of the holders of the Securities are, to the extent and in the manner set forth in Section 1402 of the Base Indenture and Article 6 of the Second Supplemental Indenture, subordinated to Senior Debt, and this Security is issued subject to the provisions of Article 14 of the Base Indenture and Article 6 of the Second Supplemental Indenture, and the holder of this Security, by accepting the same, agrees to and shall be bound by such provisions. The terms of this paragraph are governed by, and shall be construed in accordance with, the laws of the Netherlands.

AEGON N.V.

6.375% Perpetual Capital Securities

No. 1
CUSIP No.:	•
ISIN No.:	•
COMMON CODE:	•

AEGON N.V., a corporation duly organized and existing under the laws of the Netherlands (herein called the Company, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of                                                                                                                                        ($•) (but only at such times as set forth in the Indenture with respect to Optional Redemption, Redemption for Tax Reasons or Redemption or Conversion for Regulatory Reasons in Article 3 of the Second Supplemental Indenture) and to pay interest thereon from June 1, 2005 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on March 15, June 15, September 15 and December 15 in each year, commencing on September 15, 2005, and at such other times as are set forth in the Indenture at the rate of 6.375% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 1, June 1, September 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. If interest is required to be calculated for any period less than a year, it shall be calculated based on a 360-day year consisting of twelve 30-day months. If any Interest Payment Date or the redemption date of the Securities falls on a day that is not a Business Day, the Company shall make the required payment on the next succeeding Business Day and no additional Interest shall accrue in respect of the payment made on that next succeeding Business Day.

Subject to the immediately following paragraph, if applicable, any Payment on this Security which is payable, and is paid or duly provided for, on any Interest Payment Date or on any date on which the Company makes any Payment (including any payment of Additional Amounts in accordance with Article 12 of the Second Supplemental Indenture) shall be paid in U.S. dollars to the registered holder, including through a Paying Agent by wire-transfer of same-day funds to the holder or, at the option of the Company, by check mailed to the address of the holder as it appears in the Company’s Security Register. For so long as this Security is held in global form, all payments shall be made in U.S. dollars by wire-transfer of same-day funds.

The Company shall under certain circumstances, and in accordance with the Indenture, defer payments of interest on this Security. Any interest on this Security which is not paid or duly provided for on any applicable Interest Payment Date, together with any other payments in respect of this Security not paid on any date on which such Payment has become due and payable or would have become due and payable except that payment is not made as permitted by the Indenture, so long as the same remains unpaid, shall constitute “Outstanding Payments.” Outstanding Payments will accumulate until paid and will constitute neither a Payment Default nor a Payment Event. Outstanding Payments on this Security, when paid, as provided subject to the conditions in the Indenture, will be paid on the Deferred Interest Satisfaction Date to the holder in whose name this Security is registered at the close of business on a Special Record Date for the Payment due on such Deferred Interest Satisfaction Date to be fixed by the Trustee, notice of which shall be given to holders of Securities not less than 10 days prior to such Special Record Date, or be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Outstanding Payments, other than certain Accrued Interest Payments, shall not bear interest.  Certain Accrued Interest Payments will accrue interest at the Interest Rate. The amount of interest so accrued in respect of any Accrued Interest Payments, if any, will be satisfied as and when the Outstanding Payments are satisfied in accordance herewith. The amount of additional interest payable with respect to any Accrued Interest Payments, if any, will be calculated by the Trustee in accordance with the provisions of the Indenture.

Except in the case of a Mandatory Payment Event or a Mandatory Partial Payment Event, the Company may satisfy any Optionally Deferred Payment at any time on not less than 16 Business Days’ notice to the Trustee and holders in accordance with the Second Supplemental Indenture, and any Required Deferral Interest Payment shall be satisfied on the relevant Deferred Interest Satisfaction Date, by giving not less than 16 Business Days’ notice to the Trustee and holders, if the Required Deferral Condition is no longer met on the 20th Business Day preceding any subsequent Interest Payment Date, provided that the Company has not previously paid such amount and does not validly elect to defer such payment as an Optionally Deferred Payment.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

AEGON N.V.

By:
Name:
Title:

Attest:

This is one of the Securities of the series designated herein and referred to in the Second Supplemental Indenture.

Dated:  June 1, 2005

Citibank, N.A.
As Trustee

By:
Authorized Signatory

[Reverse of Security]

This Security is one of a duly authorized issue of securities of the Company (herein called the Securities), issued and to be issued in one or more series under an Indenture, dated as of October 11, 2001, as modified by a supplemental indenture dated November 14, 2003, between the Company, AEGON Funding, AEGON Funding II and the Trustee (together called the Base Indenture), and a Second Supplemental Indenture, dated as of June 1, 2005 (herein called the Second Supplemental Indenture and together with the Base Indenture, the Indenture), between the Company and Citibank, N.A., as Trustee (herein called the Trustee, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the terms of the Securities and the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Debt and the holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. The Securities are subject to all such terms. This Security is one of the series designated on the face hereof and there is no limitation on the amount of Securities of such series which may be issued.

Except in a bankruptcy, all payments on this Security will be conditional upon not triggering the Required Deferral Condition.  The Required Deferral Condition will be met if the Company (i) is not Solvent or making the relevant Payment will result in the Company becoming not Solvent or (ii) is subject to a Regulatory Event or making the relevant Payment will result in the Company becoming subject to a Regulatory Event.

The Securities will constitute direct, unsecured subordinated obligations of the Company, subject to the Solvency Conditions, and the subordination provisions described herein and in the Indenture, and will rank pari passu with respect to each other and any other Parity Securities or Parity Guarantees and in priority to any Junior Securities or Junior Guarantees.

If the Company fails to pay or set aside for payment the amount due to satisfy any Payment on the Securities when due and such failure continues for 14 days, it will constitute a Payment Default ( provided, however, that if the Company fails to make any payment of interest required to be paid as a result of a Mandatory Payment Event or Mandatory Partial Payment Event as a result of the existence of a Required Deferral Condition, or due to a deferral of an Interest Payment as permitted under the terms of the Indenture, that payment will constitute an Outstanding Payment and will accumulate with any other Outstanding Payments until paid, but will constitute neither a Payment Default or a Payment Event (as defined below)). If any Payment Default occurs and is continuing, the Trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of the sums due and unpaid or the winding-up (faillissement or vereffening na ontbinding) of the Company in the Netherlands (but not elsewhere), but the Trustee may not declare the principal amount of any outstanding Securities to be due and payable. If the Company fails to make payment when due, and such failure continues for 14 days as a result of the existence of a Required Deferral Condition, such failure does not constitute a Payment Default but instead constitutes a Payment Event.  On a Payment Event, the Trustee may institute winding-up proceedings (faillissement or vereffening na ontbinding) exclusively in The Netherlands, but may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid.  The Trustee shall not be bound to take any of the foregoing actions against the Company to enforce the terms of the Indenture or the Securities unless (i) it will have been so requested by an extraordinary resolution or in writing by the holders of at least 25% in principal amount of the Securities then outstanding and (ii) it will have been offered reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request.  Notwithstanding the foregoing, the right to institute winding-up proceedings (faillissement or vereffening na ontbinding) is limited to circumstances where payment has become due.  Notwithstanding the foregoing, holders of this Security have the absolute and unconditional right to institute suit for the enforcement of any payment when due and such right may not be impaired without the consent of the holder as provided in Section 508 of the Base Indenture.

All payments in respect of the Securities shall be made by the Company without withholding of or deduction for any present or future taxes, duties, assessments or other charges imposed by the government of the Netherlands or the government of a jurisdiction in which a successor to the Company is organized (or any political subdivision or taxing authority thereof or therein) (Taxes), unless the withholding or deduction of such Taxes is required by law. To the extent any such Taxes are so levied or imposed, the Company will, subject to the exceptions and limitations set forth in Section 12 of the Second Supplemental Indenture, pay such Additional Amounts to the holder of any Security as may be necessary in order that the net amounts received by holders of Capital Securities after such withholding or deduction equal the respective amounts of principal and interest which would have been received in respect of the Capital Securities in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable in relation to any payment with respect to any Capital Security.

Except as provided below, the Securities are not redeemable at the option of the Company prior to June 15, 2015.

The Securities may be redeemed in whole (but not in part), at the option of the Company and without the consent of the holders or the Trustee, at a redemption price equal to their aggregate principal amount, together with any Outstanding Payments accrued to and including the date fixed for redemption: (i) on June 15, 2015, or any Interest Payment Date thereafter; (ii) upon the occurrence of a Tax Event, provided that the Company has already delivered to the Trustee a written legal opinion in a form satisfactory to the Trustee of independent Dutch counsel of recognized standing, selected by the Company, confirming that a Tax Event has occurred; or (iii) if, at any time after the Company becomes subject to Capital Adequacy Regulations, the relevant regulator has determined that securities of the nature of the Capital Securities cannot qualify as “own funds” or “core capital” (Tier 1 capital or equivalent) for the purposes of determination of such Capital Adequacy Regulations.

Subject to compliance with applicable regulatory requirements, the Company may at any time convert or exchange the Capital Securities in whole (but not in part) to another series of its capital securities having materially the same terms as the Capital Securities and which are no less favorable to the holders than the current terms of the Capital Securities. Any conversion of the Capital Securities into another series of capital securities as described herein will be made on not less than 30 nor more than 60 days’ notice before the applicable conversion date to the holders of the Capital Securities and the Trustee.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Debt, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each holder of this Security, by accepting the same, (i) agrees to and shall be bound by such provisions; (ii) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided; and (iii) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder upon said provisions.

References herein to principal, Interest Amounts, Mandatorily Deferred Payments, Optionally Deferred Payments, Mandatory Partial Payments or Accrued Interest Payments shall be deemed to include any Additional Amounts that may be payable, if applicable.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The

Indenture also contains provisions permitting the holders of a majority in principal amount of the Securities of each series at the time outstanding, on behalf of the holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Security shall be conclusive and binding upon such holder and upon all future holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $25.00 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series shall be represented by a Global Security and are not exchangeable for definitive Securities of this series except in specific circumstances set forth in the Indenture.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York except for the subordination provisions contained herein and in the Indenture, which shall be governed by and construed in accordance with the laws of the Netherlands.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.